Exhibit 4.5

DESCRIPTION OF VERRA MOBILITY CORPORATION’S

SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

Verra Mobility Corporation (the “Company,”” we,” or “our”) is incorporated in the state of Delaware. The rights of our stockholders are generally governed by Delaware law, our certificate of incorporation and our bylaws (each as amended and restated and in effect as of the date hereof). The terms of our Class A Common Stock are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of Delaware.

This exhibit describes the general terms of our Class A Common Stock and Public Warrants (defined below). It is a summary and is not intended to be a complete description of the rights and preferences of such securities. Our certificate of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (“SEC”) in future periodic or current reports in accordance with the rules of the SEC.

Authorized Capital Stock

Prior to the Business Combination, our certificate of incorporation authorized the issuance of 261,000,000 shares of capital stock, consisting of (i) 260,000,000 shares of Common Stock, including (A) 250,000,000 shares of Class A Common Stock, $0.0001 par value per share, and (B) 10,000,000 shares of Class F Common Stock, $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. Immediately prior to the completion of the Business Combination, each outstanding share of Class F Common Stock automatically converted into one share of Class A Common Stock, and, concurrently with such conversion, the number of authorized shares of Class F Stock was automatically reduced to zero.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of common stock under our certificate of incorporation.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required under Delaware law or by our certificate of incorporation, the act of the stockholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of stockholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker non-votes shall not be counted as voted either for or against such matter.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under our certificate of incorporation, holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per-share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of common stock will be entitled to receive the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them, after the rights of holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock that we may designate in the future. The rights, preferences and privileges that may be granted to holders of our preferred stock, were we to issue such preferred stock, could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Election of Directors

Our Board is currently divided into three classes—Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors. Accordingly, directors are elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.

Fully Paid and Non-assessable

All outstanding shares of our common stock are fully paid and non-assessable.

Warrants

Each warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, and expiring on October 17, 2023, or earlier upon redemption or liquidation. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Public Warrants

During the time the warrants are exercisable, we may call certain warrants that were issued in connection with our initial public offering (the “Public Warrants”) for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holder.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. If we call the Public Warrants for redemption as described above, our management will have the option to require the holders that wish to exercise their warrants to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner would reduce the number of shares to be issued and thereby lessen the dilutive effect of a redemption of the Public Warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

Private Placement Warrants

Our sponsor, Gores Sponsor II LLC, a Delaware limited liability company (“Sponsor”) purchased certain warrants (the “Private Placement Warrants”) at a price of $1.50 each in a private placement that occurred on the closing date of our initial public offering. The Private Placement Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the exercised warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

We have “opted out” of Section 203 of the DGCL (“Section 203”), regulating corporate takeovers, such election becoming effective on October 17, 2018. Instead, our certificate of incorporation contains a provision that is substantially similar to Section 203, but excludes the investment funds affiliated with The Gores Group LLC and Platinum Equity, LLC, each of their successors, certain affiliates and each of their respective transferees from the definition of “interested stockholder.”

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets.

However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our certificate of incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our certificate of incorporation requires the approval by affirmative vote of the holders of at least two-thirds of our common stock to make any amendment to key provisions of our certificate of incorporation or bylaws.

In addition, our certificate of incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances; directors may be removed from the Board only for cause. Stockholder action by written consent is prohibited, which forces stockholder action to be taken at an annual or special meeting of our stockholders. Meetings of the stockholders may be called only by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Our certificate of incorporation provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Subject to certain limitations, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or the our certificate of incorporation or bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine. In addition, our bylaws provide that unless consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against us, our officers, directors, employees or underwriters.